Exhibit 3.7

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “DT HOLDINGS LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE ELEVENTH DAY OF JANUARY, A.D. 2013, AT 6:21 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “DT HOLDINGS LLC”.

Jeffrey W. Bullock, Secretary of State
5272575 8100H	AUTHENTICATION: 0939608
131368126	DATE: 12-03-13
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:48 PM 01/11/2013 FILED 06:21 PM 01/11/2013 SRV 130042017 – 5272575 FILE

Certificate of Formation

of

DT Holdings LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “Company”), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

First:	The name of the limited liability company is DT Holdings LLC.

Second:	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of DT Holdings LLC this 11th day of January, 2013.

By:
	Name:	John O’Connell
	Title:	Authorized Person